UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2011 (May 25, 2011)

WABCO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33332	20-8481962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Chaussee de Wavre, 1789 1160 Brussels, Belgium One Centennial Avenue, P.O. Box 6820, Piscataway, NJ		08855-6820
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: 32-2-663-9-800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 25, 2011 and May 26, 2011, the Compensation, Nominating and Governance Committee (the “Committee”) and the Board of Directors (the “Board”) of WABCO Holdings Inc. (NYSE: WBC) (the “Company”) approved the following actions:

Special Performance-Based Restricted Stock Unit Award to Chief Executive Officer

Upon recommendation from the Committee, on May 26, 2011, the Board approved the grant of 73,497 restricted stock units to Mr. Esculier, which will vest, subject to the Company achieving certain pre-determined performance goals relating to cumulative earnings per share over the four-year period ending on May 26, 2015.

Special Time-Based Restricted Stock Unit Awards to Other Named Executive Officers

The Committee approved on May 25, 2011, special grants of 1,470 restricted stock units each to the following named executive officers: Ulrich Michel, Chief Financial Officer, Kevin Tarrant, Chief Human Resources Officer, Jean-Christophe Figueroa, Vice President – Vehicle Dynamics and Controls, and Nikhil M. Varty, Vice President – Compression and Braking.

These restricted stock units will vest, subject to continued employment with the Company, on May 25, 2014, three years from the grant date.

Increase in Chief Executive Officer Base Salary

Upon recommendation from the Committee, on May 26, 2011, the Board approved an increase in Jacques Esculier’s base salary from $900,000 to $1,000,000.

Amendment to Employment Agreement for Nikhil Varty

The Committee also approved an amendment to the employment agreement (the “Agreement”) of Nikhil Varty, the Company’s Vice President – Compression and Braking. Under the Agreement, Mr. Varty will be entitled to severance payments in the event his employment is involuntarily terminated by the Company without cause or he terminates his employment with the Company for good reason. Mr. Varty will be paid a lump sum amount equal to one and one half times his annual base salary at the time of termination, plus one and one half times his then current annual incentive target award. In addition, group life and group medical coverage will be continued for up to 18 months following his termination and reimbursement of financial planning services of up to $5,000 will be provided if such expenses are submitted within one year of termination of employment. Mr. Varty’s contractual severance benefits will be offset by any statutory entitlements to which he may become entitled under applicable law.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company’s Annual Meeting of Stockholders was held on May 26, 2011. A total of 64,529,456 (95.7%) of the Company’s issued and outstanding common shares held of record on April 5, 2011 were present either in person or by proxy. The information below is a summary of the voting results on the proposals considered and voted upon at the meeting.

Election of Directors

The following persons were duly elected as directors of the Company for new terms which will expire at the Company’s Annual Meeting of Stockholders in 2014, or until their successors are duly elected and qualified. The table below sets forth the voting results for each nominee:

Nominee	Votes For	Votes Withheld	Broker Non-Votes
G. Peter D’Aloia	30,698,815	28,412,797	5,417,844
Juergen W. Gromer	57,633,229	1,478,383	5,417,844

Ratification of Auditors

At the Annual Meeting of Stockholders, the Company’s stockholders ratified the appointment of Ernst & Young Bedrijfsrevisoren BCVBA/Reviseurs d’Entreprises SCCRL as the Company’s independent registered public accounting firm for the year ending December 31, 2011. Set forth below is the result of the stockholder vote on this proposal:

Proposal	Votes For	Votes Against	Abstentions	Broker Non-Votes
Ratification of Accountants for 2011 Fiscal Year	64,144,261	353,327	31,868	—

Advisory Vote on Executive Compensation

At the Annual Meeting of Stockholders, the Company’s stockholders voted to approve, on an advisory basis, the executive compensation of the Company’s named executive officers. Set forth below is the result of the stockholder vote on this proposal:

Proposal	Votes For	Votes Against	Abstentions	Broker Non-Votes
Approve, on an Advisory Basis, the Compensation Paid to the Company’s Named Executive Officers (“Say-on-Pay”)	56,731,082	1,742,401	638,129	5,417,844

Advisory Vote on the Frequency of the Vote on Executive Compensation

At the Annual Meeting of Stockholders, the Company’s stockholders voted, on an advisory basis, on the frequency of the advisory vote on the compensation of the Company’s named executive officers. Set forth below is the result of the stockholder vote on this proposal:

Proposal	One Year	Two Years	Three Years	Abstain	Broker Non-Votes
Advisory Vote on the Frequency of the Advisory Vote the Compensation Paid to the Company’s Named Executive Officers (“Say-on-Frequency”)	55,460,493	84,864	2,931,506	634,749	5,417,844

Consistent with the stated preference of a majority of the Company’s stockholders, the Board of Directors has determined that it will hold an annual advisory vote on the compensation of the Company’s named executive officers. The next advisory vote on the frequency of the advisory vote on executive compensation will take place no later than the Company’s Annual Meeting of Stockholders in 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2011	WABCO HOLDINGS INC.

	By:	/s/ Vincent Pickering
Name: Vincent Pickering
Title: Chief Legal Officer and Secretary